    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 30, 2004

                                                      REGISTRATION NO. 333-_____

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                 -----------------------------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                    SPSS INC.
                 -----------------------------------------------
             (Exact name of Registrant as specified in its charter)

           DELAWARE                                              36-2815480
-------------------------------                              -------------------
(State or other jurisdiction of                               (I.R.S. Employer
 incorporation or organization)                              Identification No.)

                             233 SOUTH WACKER DRIVE
                             CHICAGO, ILLINOIS 60606
                                 (312) 651-3000
    ------------------------------------------------------------------------
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 EDWARD HAMBURG
                 EXECUTIVE VICE PRESIDENT, CORPORATE OPERATIONS,
                      CHIEF FINANCIAL OFFICER AND SECRETARY
                                    SPSS Inc.
                             233 South Wacker Drive
                             Chicago, Illinois 60606
                                 (312) 651-3000
                 -----------------------------------------------
                (Name, address, including zip code, and telephone
               number, including area, code, of agent for service)

                                   Copies to:

                            Lawrence R. Samuels, Esq.
                               David S. Guin, Esq.
                                McGuireWoods LLP
                            150 North Michigan Avenue
                             Chicago, Illinois 60601
                                 (312) 558-1000
       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES
                                 TO THE PUBLIC:
 As soon as practicable after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

==============================================================================================================================
                                                                      PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
           TITLE OF EACH CLASS OF                 AMOUNT TO BE        AGGREGATE PRICE         AGGREGATE        REGISTRATION
         SECURITIES TO BE REGISTERED              REGISTERED (1)       PER SHARE (2)      OFFERING PRICE(2)         FEE
Common Stock, $0.01 par value per share.........     281,830               $21.52           $6,064,981.60        $768.43
==============================================================================================================================

(1) This Registration Statement relates to common stock, par value $0.01 per share, of SPSS Inc. issued to the selling stockholders described herein.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933 based upon the average of the high and low sale prices of the common stock on January 28, 2004.

         SPSS hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until SPSS shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to
         Section 8(a) of the Securities Act of 1933, may determine.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE COMMON STOCK TO WHICH THIS PROSPECTUS RELATES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THE COMMON STOCK AND IT IS NOT SOLICITING AN OFFER TO BUY THE COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE OF THE COMMON STOCK IS NOT PERMITTED PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF THAT STATE.

                 SUBJECT TO COMPLETION - DATED JANUARY 30, 2004

                                   PROSPECTUS

                                 281,830 SHARES

                                    SPSS INC.

                                  Common Stock

         This prospectus relates to the offer and sale of up to 281,830 shares of SPSS common stock from time to time by particular stockholders of SPSS. The common stock being registered may be offered for the account of the stockholders identified under the section heading "SELLING STOCKHOLDERS" on Page 9. The selling stockholders acquired all 281,830 shares of common stock being offered by means of this prospectus in a private transaction exempt from the registration requirements of the Securities Act of 1933 on November 5, 2003 under a stock purchase agreement between SPSS, SPSS International B.V., a wholly owned subsidiary of SPSS, and the selling stockholders as former shareholders of Data Distilleries B.V. Pursuant to this transaction, SPSS purchased from the selling stockholders all of the issued and outstanding shares of stock of Data Distilleries in exchange for the SPSS common stock being registered hereby.

         The shares of our common stock issued to the selling stockholders are being registered to permit the selling stockholders to sell the shares from time to time in the public market. The selling stockholders may sell the shares of common stock on the NASDAQ National Market, in negotiated transactions, or through a combination of these methods, at prevailing market prices or at privately negotiated prices either directly or through agents or broker dealers, or through any other means described in the section "PLAN OF DISTRIBUTION" beginning on Page 11.

         The selling stockholders will receive all of the proceeds from the sale of the shares of common stock offered by means of this prospectus. As agreed in advance of the issuance by SPSS of the common stock to the selling stockholders, we are paying all of the expenses of registration incurred in connection with this offering.

         Our common stock is quoted on the Nasdaq National Market under the symbol "SPSS". On January 29, 2004, the last reported sale price of our common stock on the Nasdaq National Market was $22.42 per share. Our address is 233 South Wacker Drive, Chicago, Illinois 60606 and our phone number is (312) 651-3000.

         The shares offered by means of this prospectus involve a high degree of risk. See "RISK FACTORS" beginning on Page 1.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE COMMON STOCK TO WHICH THIS PROSPECTUS RELATES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is January __, 2004.

                                TABLE OF CONTENTS

                                                                                   Page
                                                                                   ----
FORWARD-LOOKING STATEMENTS......................................................     1

RISK FACTORS....................................................................     1

USE OF PROCEEDS.................................................................     8

SELLING STOCKHOLDERS............................................................     9

PLAN OF DISTRIBUTION............................................................    11

LEGAL MATTERS...................................................................    12

EXPERTS.........................................................................    12

WHERE YOU CAN FIND MORE INFORMATION.............................................    13

INFORMATION INCORPORATED BY REFERENCE...........................................    13

                           FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934. We may also make written forward-looking statements in our periodic reports to the SEC, in our press releases and other written materials and in oral statements made by our officers, directors or employees to third parties. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are based on the beliefs and assumptions of our management and on information currently available to us. Forward-looking statements include statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends," "plans," "estimates," "designed," "may," "could," "predicts" or similar expressions.

         Because we are unable to control or predict many factors that will determine our future performance including financial results, forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions. Our future results may differ materially from those expressed in the forward-looking statements contained in this prospectus and in the information incorporated by reference in this prospectus. See "WHERE YOU CAN FIND MORE INFORMATION." We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Specific factors that might cause these differences are discussed throughout this prospectus, including the section entitled "RISK FACTORS."

         SPSS management believes these forward-looking statements are reasonable. However, because these statements are based on current expectations, you should not place undue reliance on these forward-looking statements. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

                                  RISK FACTORS

         You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing SPSS. Additional risks and uncertainties not presently known to SPSS or those it currently believes are immaterial could also impair its business operations. If any of the following risks actually occurred, the business and financial conditions of SPSS or the results of its operations could be materially adversely affected, the trading price of SPSS common stock could decline, and you could lose all or part of your investment.

                    OUR FINANCIAL RESULTS AND STOCK PRICE MAY
                      BE AFFECTED BY QUARTERLY FLUCTUATIONS

         The quarterly revenue and operating results of SPSS have varied in the past and may continue to do so in the future. Future revenues and operating results will depend upon, among other factors:

            - the number and timing of product updates and new product introductions;

            -     delays in product development and introduction;

            -     purchasing schedules of its customers;

            -     changes in foreign currency exchange rates;

            -     changes in prescribed accounting rules and practices;

            -     product and market development expenditures;

            -     the timing of product shipments;

            -     changes in product mix;

            -     timing, costs and effects of acquisitions; and

            -     general economic conditions.

         Because expense levels are to a large extent based on its forecasts of future revenues, SPSS operating results may be adversely affected if our future revenues fall below expectations. Accordingly, SPSS believes that quarter-to-quarter comparisons of its results of operations may not be meaningful and should not be relied upon as an indication of future performance.

         SPSS has historically operated with very little backlog because its products are generally shipped as orders are received. As a result, revenues in any quarter are dependent on orders shipped and licenses renewed in that quarter. SPSS has experienced a seasonal pattern in its operating results, with the fourth quarter typically having the highest operating income.

         In addition, the timing and amount of the Company's revenues may be affected by a number of factors that make estimation of operating results before the end of a quarter uncertain. A significant portion of the Company's operating expenses are relatively fixed, and planned expenditures are based primarily on revenue forecasts. The variable profit margins on modest increases in sales volume at the end of the quarters are significant and should SPSS fail to achieve these revenue increases, net income could be materially affected. Generally, if revenues do not meet its expectations in any given quarter, SPSS operating results will be adversely affected. SPSS was profitable in the ten quarters from December 31, 1994 through June 30, 1997, but had a net loss of $4,196,000 in the third quarter of 1997 due primarily to acquisition charges of $2,911,000 and a charge from the revaluation of specified assets of $5,555,000. In 1998, SPSS was profitable in the first three quarters, but had a net loss of $1,355,000 in the fourth quarter of 1998 primarily due to a merger-related charge and write-off of acquired in-process technology of $5,500,000 and a charge for revaluation of specified assets of $445,000. In 1999, SPSS was profitable in all four quarters. In 2000, SPSS had a net loss of $3,776,000 primarily due to the negative effects of deferring revenues in accordance with AICPA Technical Practice Aids regarding software revenue recognition which resulted in a $16,975,000 reduction in net revenues. In 2001, SPSS had a net loss of $21,232,000 primarily due to special general and administrative charges of $14,736,000 related to its integration of acquisitions, merger-related charges of $10,139,000 and write-off of in-process technology of $2,288,000. In 2002, SPSS had a net loss of $7,899,000 primarily due to special general and administrative charges of $9,037,000 related to its integration of acquisitions and the reorganization of its field sales staff, merger-related charges of $2,260,000, write-offs of software of $5,751,000 related to the shut-down of its Illumitek investment, and a write-off of in-process technology of $150,000. Through the first nine months of 2003, SPSS reported net income of $6,957,000 and was profitable in each of the first three quarters in 2003. There can be no assurance that profitability on a quarterly or annual basis can be achieved or sustained in the future.

                     SPSS MAY BE UNSUCCESSFUL IN INTEGRATING
                               RECENT ACQUISITIONS

         In recent years, SPSS has made a significant number of acquisitions, including the acquisition of businesses based outside of the United States. SPSS faces challenges and business integration issues with its February 2001 merger of one of the wholly-owned subsidiaries of SPSS with and into ShowCase Corporation, a Minnesota corporation, the October 2001 purchase of specified assets of and strategic alliance with America Online, Inc., its December 2001 merger of one of the wholly-owned subsidiaries of SPSS with and into NetGenesis Corp., a Delaware corporation, its February 2002 acquisition of all of the outstanding shares of capital stock of LexiQuest, S.A., a corporation organized under the laws of France, its June 2002 acquisition of the assets of netExs, a Wisconsin limited liability company, and its November 2003 acquisition of all of the outstanding shares of capital stock of Data Distilleries B.V., a corporation organized under the laws of the Netherlands.

                       SPSS MAY NOT RESPOND ADEQUATELY TO
                           RAPID TECHNOLOGICAL CHANGES

         The computer software industry is characterized by rapid technological advances, changes in customer requirements, as well as frequent enhancements to and introductions of technologies. The future success of SPSS will depend upon its ability to enhance its existing software and introduce new software products that keep pace with technological developments, respond to evolving customer requirements and achieve market acceptance. In particular, SPSS believes it must continue to respond quickly to users' needs for greater functionality, improved usability and support for new hardware and operating systems. Any failure by SPSS to respond adequately to technological developments and customer requirements, or any significant delays in software development or introduction, could result in loss of revenues.

         In the past, SPSS has, on occasion, experienced delays in the introduction of new software and enhancements to existing technology, primarily due to difficulties with particular operating environments and problems with software provided by third parties. The extent of these delays has varied depending upon the size and scope of the project and the nature of the problems encountered. These delays have most often resulted from "bugs" encountered in working with new versions of operating systems and other third party software, and bugs or unexpected difficulties in existing third party software which complicate integration with SPSS software. From time to time, SPSS has discovered bugs in its software that are resolved through maintenance releases or through periodic updates depending upon the seriousness of the defect. There can be no assurance that SPSS will be successful in developing and marketing new software or enhancements to existing technology on a timely basis or that SPSS will not experience significant delays or defects in its software in the future, which could have a material adverse effect on SPSS. In addition, there can be no assurance that new software or enhancements to existing technology developed by SPSS will achieve market acceptance or that developments by others will not render SPSS technologies obsolete or noncompetitive.

                     SPSS MAY FACE BUSINESS DECLINES DUE TO
                          OUR INTERNATIONAL OPERATIONS

         Revenues from operations outside of North America accounted for approximately 46% of SPSS revenues in 1999, 43% in 2000, 50% in 2001, and 50% in 2002. For the first nine months of 2003, revenues from outside North America were approximately 49% of SPSS total revenues. SPSS expects that revenues from international operations will continue to represent a large percentage of its net revenues and that this percentage may increase, particularly as SPSS further "localizes" products by translating them into additional languages and expands its operations through acquisitions of companies outside the United States. A number of risk factors may affect our international revenues, including:

            -     greater difficulties in accounts receivable collection;

            -     longer payment cycles;

            -     exposure to currency fluctuations;

            - financial, tax and accounting impact of the European Union's adoption of the Euro as legal currency;

            -     political and economic instability; and

            - the burdens of complying with a wide variety of foreign laws and regulatory requirements.

         SPSS also believes that it is exposed to greater levels of software piracy in certain international markets where weaker protection is afforded to intellectual property. As SPSS expands its international operations, the risks described above could increase and, in any event, could have a material adverse effect on SPSS.

                 THE SPSS STOCK PRICE MAY EXPERIENCE VOLATILITY

         There has been significant volatility in the market prices of securities of technology companies, including SPSS, and, in some instances, this volatility has been unrelated to the operating performance of those companies. Market fluctuations may adversely affect the price of our common stock. SPSS also believes that, in addition to factors such as interest rates and economic conditions which affect stock prices generally, some, but not all, of the factors which could result in fluctuations in our stock price include:

            -     announcements of new products by SPSS or its competitors;

            -     quarterly variations in financial results;

            -     recommendations and reports of analysts;

            -     acquisitions; and

            -     other factors beyond the control of SPSS.

                SPSS RELIES ON THIRD PARTIES FOR CERTAIN SOFTWARE

         SPSS licenses software from third parties. Some of this licensed software is embedded in the products of SPSS, and some is offered as add-on products. If these licenses are discontinued, or become invalid or unenforceable, there can be no assurance that SPSS will be able to develop substitutes for this software independently or to obtain alternative sources in a timely manner. Any delays in obtaining or developing substitutes for licensed software could have a material adverse effect on SPSS.

             SPSS RELIES ON THIRD PARTIES FOR SOFTWARE DISTRIBUTION

         In January 1997, SPSS entered into a Banta Global Turnkey Software Distribution Agreement under which Banta Global Turnkey manufactures, packages and distributes the Company's software products to the Company's domestic and international customers and various international subsidiaries. The Banta agreement had an initial three-year term and automatically renews thereafter for successive periods of one year. The Banta agreement was renewed in January 2004. Either party may terminate the Banta agreement for cause by written notice if the other materially breaches its obligations. If Banta fails to perform adequately any of its obligations under the Banta agreement, the Company's operating results could be materially adversely affected.

                         CHANGES IN PUBLIC EXPENDITURES
                            MAY ADVERSELY AFFECT SPSS

         A significant portion of the revenues of SPSS comes from licenses of its software directly to government entities internationally and in the United States. In addition, significant amounts of the revenues of SPSS come from licenses to academic institutions, healthcare organizations and private businesses that contract with or are funded by government entities. Government appropriations processes are often slow and unpredictable and may be affected by factors outside the Company's control. In addition, proposals are currently being made in various countries to reduce government spending. Reductions in government expenditures and termination or renegotiation of government-funded programs or contracts could have a material adverse effect on SPSS. In addition, declines in overall levels of economic activity could also have a material adverse impact on SPSS.

                 SPSS MAY BE UNABLE TO CONTINUE TO COMPETE WITH
                 COMPANIES IN ITS INDUSTRIES THAT HAVE FINANCIAL
                               OR OTHER ADVANTAGES

         The Company's historical market for statistical software is both highly competitive and fragmented. SPSS is among the largest companies in the statistical software market, and, based upon sales and comparative assessments in trade publications, SPSS believes that it competes effectively against its competitors. SPSS considers its primary worldwide competitor to be the larger and better-financed SAS Institute, although SPSS believes that SAS's revenues are derived principally from products for purposes other than statistical analysis. StatSoft Inc., STATA, and Minitab, Inc. are also competitors, although their annual revenues from statistical products are believed to be considerably less than the revenues of SPSS. In addition to competition from other statistical software companies, SPSS also faces competition from providers of software for specific statistical applications.

         In the data mining, customer relationship management and business performance measurement markets, SPSS faces competition from many larger and more well funded companies. These companies include SAS, IBM, Fair Isaacs/HNC Corporation, NCR, Oracle, and others, and recent entrants, like E.piphany and Net Perceptions, many of which specialize in customer relationship management in e-commerce settings. With the exception of SAS, these competitors do not currently offer the range of analytical capability SPSS offers and, as a result, are both competitors and potential partners for SPSS technology.

         In all markets, SPSS competes primarily on the basis of the usability, functionality, performance, reliability and connectivity of its software. The significance of each of these factors varies depending upon the anticipated use of the software and the analytical training and expertise of the customer. To a lesser extent, SPSS competes on the basis of price and thus maintains pricing and licensing policies to meet market demand. SPSS believes it is able to compete successfully because of the highly usable interfaces, comprehensive analytical capabilities, efficient performance characteristics, local language versions, consistent quality, and connectivity features of its software, as well as its worldwide distribution capabilities and widely recognized name.

         In the future, SPSS may face competition from new entrants into its markets. SPSS could also experience competition from companies in other sectors of the broader market for business intelligence software, like providers of OLAP (On-Line Analytical Processing) and analytical application software, as well as from companies in other sectors of the broader market for customer relationship management software, like providers of sales force automation and collaborative software, who could add advanced analytical functionality to their existing products. Some of these potential competitors have significantly more capital resources, marketing experience and research and development capabilities than SPSS. Competitive pressures from the introduction of new solutions and products by these companies or other companies could have a material adverse effect on SPSS. There can be no assurance that SPSS will be able to compete successfully in the future.

                 SPSS DEPENDS ON KEY EXECUTIVES. A LOSS OF THESE
                 EXECUTIVES AND OTHER PERSONNEL COULD NEGATIVELY
                              IMPACT OUR OPERATIONS

         SPSS is dependent on the efforts of various executives and key employees, including its President and Chief Executive Officer, Jack Noonan. The continued success of SPSS will depend in part on its ability to attract and retain highly qualified technical, managerial, sales, marketing and other personnel. Competition for highly qualified personnel is intense. The inability of SPSS to continue to attract or retain highly qualified personnel could have a material adverse effect on its financial position and results of operation. No life insurance policies are maintained on SPSS key personnel.

                    SPSS MAY NOT RECEIVE THE FULL BENEFITS OF
                      ITS INTELLECTUAL PROPERTY PROTECTIONS

         The analytical algorithms incorporated in SPSS software are not proprietary. SPSS believes that the proprietary technology constituting a portion of its software determines the speed and quality of displaying the results of computations, the ability of its software to work in conjunction with third party software, and the ease of use of its software. The success of SPSS will depend, in part, on its ability to protect the proprietary aspects of its software. Attempts by SPSS to protect its proprietary software with trade secret laws and internal nondisclosure safeguards, as well as copyright, trademark and patent laws and contractual restrictions on copying, disclosure and transferability that are incorporated into its software license agreements. SPSS licenses its software only in the form of executable code, with contractual restrictions on copying, disclosures and transferability. Except for licenses of its products to users of large system products and annual licenses of its desktop products, SPSS licenses its products to end-users by use of a "shrink-wrap" license, as is customary in the industry. The source code for all of SPSS software is protected as a trade secret and as unpublished copyrighted work or patents. In addition, SPSS has entered into confidentiality and nondisclosure agreements with its key employees. Despite these restrictions, the possibility exists for competitors or users to copy aspects of SPSS products or to obtain information which SPSS regards as a trade secret. Preventing unauthorized use of computer software is difficult, and software piracy is expected to be a persistent problem for the packaged software industry. These problems may be particularly acute in international markets. In addition, the laws of various countries in which SPSS software is or may be licensed do not protect its software and intellectual property rights to the same extent as the laws of the United States. Despite the precautions taken by SPSS, it may be possible for unauthorized third parties to reverse engineer or copy SPSS products or obtain and use information that SPSS regards as proprietary. There can be no assurance that the steps taken by SPSS to protect its proprietary rights will be adequate to prevent misappropriation of its technology.

         Although SPSS software has never been the subject of an infringement claim, there can be no assurance that third parties will not assert infringement claims against SPSS in the future or that any infringement assertion will not result in costly litigation or require SPSS to obtain a license to use the intellectual property of third parties. There can be no assurance that these licenses will be available on reasonable terms, or at all. There can also be no assurance that competitors of SPSS will not independently develop technologies that are substantially equivalent or superior to SPSS technologies.

               CERTAIN STOCKHOLDERS AND OFFICERS AND DIRECTORS MAY
                     CONTROL CORPORATE ACTIONS DUE TO THEIR
                             OWNERSHIP OF SPSS STOCK

         The executive officers and directors of SPSS beneficially own a significant percentage of its outstanding shares of common stock, currently estimated to be approximately 11%. As a result, the officers and directors may be able to influence important corporate decisions that require stockholder approval. The Norman H. Nie Revocable Trust Dated March 15, 1991 (a trust beneficially controlled by Norman H. Nie, the chairman of our board of directors) and affiliates of the Norman H. Nie Trust currently own approximately 4.56% of the outstanding shares of SPSS common stock. If the Norman H. Nie Trust and affiliates of the Norman H. Nie Trust own in the aggregate at least 12.5% of the outstanding shares of SPSS common stock, the Norman H.

Nie Trust would be entitled to nominate a director for inclusion in the management slate for election to the Board of Directors of SPSS.

         Because of the combined voting power of the officers and directors of SPSS, these individuals acting as a group may be able to influence its affairs and business, including any determination with respect to a change in control of SPSS, future issuances of SPSS common stock or other securities, declaration of dividends on SPSS common stock and the election of directors. This influence could have the effect of delaying, deferring or preventing a change of control of SPSS which could deprive SPSS stockholders of the opportunity to sell their shares of common stock at prices higher than prevailing market prices.

                      ANTI-TAKEOVER PROTECTIONS MAY MAKE IT
                   DIFFICULT FOR A THIRD PARTY TO ACQUIRE SPSS

         The SPSS Certificate of Incorporation and bylaws contain a number of provisions, including provisions requiring an 80% super-majority stockholder approval of specified actions and provisions for a classified Board of Directors, which would make the acquisition of SPSS, by means of an unsolicited tender offer, a proxy contest or otherwise, more difficult.

         The bylaws of SPSS provide for a staggered board of directors so that only one-third of the total number of directors are replaced or re-elected each year. Therefore, potential acquirers of SPSS may face delays in replacing the existing directors.

         Senior executives and other officers of SPSS may be entitled to substantial payments in the event of their termination without cause or constructive termination following a change of control of SPSS. These payments could have the effect of discouraging a potential acquirer from acquiring control of SPSS.

                    SALES OF SPSS STOCK AVAILABLE FOR FUTURE
                    USE COULD DEPRESS THE STOCK PRICE OF SPSS

         In addition to the shares of common stock which are outstanding, as of December 31, 2002, there were vested options outstanding held by management to purchase approximately 895,506 additional shares of common stock, with an average exercise price of $15.30 per share, and unvested options to purchase approximately 365,750 additional shares of common stock. SPSS has also established a stock purchase plan available to employees of SPSS, which permits employees to acquire shares of common stock at the end of each quarter at 85% of the market price of the common stock as of the day after the end of the quarter.

         No prediction can be made as to the effect, if any, that future sales, or the availability of shares of SPSS common stock for future sales, will have on the market price prevailing from time to time. Sales of substantial amounts of common stock by SPSS or by stockholders who hold "restricted securities," or the perception that these sales may occur, could adversely affect prevailing market prices for the common stock.

                                 USE OF PROCEEDS

         All of the shares of common stock being offered by means of this prospectus are being sold by the selling stockholders, who will receive all proceeds from any sales. SPSS will not receive any of the proceeds from the sale of the shares of common stock offered by the selling stockholders. In addition, other than the completion and filing of this registration statement, SPSS will not participate in the offering or sale of the shares of common stock by the selling stockholders.

                              SELLING STOCKHOLDERS

         The selling stockholders listed in the table set forth below acquired shares of SPSS common stock in a private transaction on November 5, 2003. The purchase and sale of shares of common stock occurred under the terms of a stock purchase agreement in which SPSS purchased all of the issued and outstanding shares of Data Distilleries stock in exchange for newly issued shares of SPSS Common Stock and cash. Under the terms of the stock purchase agreement, SPSS and the selling stockholders agreed upon a negotiated price and the obligation of SPSS to register the resale of the shares.

         The stock purchase agreement provided for a payment at closing of $1 million in cash and a share calculation formula which resulted in an additional payment at closing of 281,830 shares of SPSS Common Stock (the "Guaranteed Stock Payment") valued at approximately $5.4 million to be made at the closing of the transaction. The parties calculated the per share purchase price to be equal to the median of the closing prices of SPSS Common Stock, as quoted on the NASDAQ National Market, for the period of thirty (30) trading days ending on the third trading day preceding November 4, 2003. The median price was converted from United States Dollars to Euros using a single exchange rate equal to the median of the daily exchange rates of United States Dollars into Euros for the period of thirty (30) Business Days ending on the third Business Day preceding November 4, 2003.

         The following table identifies (a) the number of shares of our common stock which the selling stockholders owned before the offering and the percentage of our total outstanding common stock which that number represents,
(b) the maximum number of shares that the selling stockholders may offer by means of this prospectus, and (c) the number of shares of our common stock which the selling stockholders will own after the offering and the percentage of our total outstanding common stock which that number represents. The selling stockholders may from time to time offer the shares of common stock offered by means of this prospectus. We do not know when or in what amounts the selling stockholders may offer shares for resale and we cannot assure you that the selling stockholders will sell any or all of the shares offered by means of this prospectus.

                                 Shares Beneficially Owned                                Shares Beneficially Owned
                                  Before the Offering (1)                                  After the Offering (2)
                                 -------------------------       Number of Shares         -------------------------
    Selling Stockholders          Number       Percentage         Offered Hereby          Number         Percentage
    --------------------         --------      ----------        ---------------          -------        ----------
CZF DDI Holding Company N.V.      169,144        0.9528%             169,144                 0             0.00%

Gilde IT Fund B.V.                 36,600        0.2062%              36,600                 0             0.00%

Accenture Technology Ventures      21,211        0.1195%              21,211                 0             0.00%
S.p.r.l

M. Holsheimer Management B.V.       8,425        0.0475%               8,425                 0             0.00%

Stichting Centrum voor
Wiskunde en Informatica             2,864        0.0161%               2,864                 0             0.00%

Bodo Carl Maria Douque             11,093        0.0625%              11,093                 0             0.00%

Arnoldus Paulus Johannes            4,959        0.0279%               4,959                 0             0.00%
Maria Siebes

Martin Leopold Kersten              4,840        0.0273%               4,840                 0             0.00%

Edward Johan Westhoff                 148        0.0008%                 148                 0             0.00%

Stichting Data Distilleries        22,546        0.1270%              22,546                 0             0.00%
Shareholders

(1) SPSS has relied on information provided by the selling stockholders to determine the number of shares of our common stock, if any, which the selling stockholders owned before receiving the shares of our common stock issued to them in connection with the stock purchase agreement.

(2)      Assumes the sale of all shares that may be sold in the offering.

                              PLAN OF DISTRIBUTION

         The selling stockholders may, from time to time, sell all or a portion of the shares being offered by means of this prospectus by one or more of the following methods:

            - on the Nasdaq National Market, or such other exchange on which the common stock of SPSS may from time to time be trading;

            -     in privately negotiated transactions or otherwise;

            -     at fixed prices that may be changed;

            -     at market prices prevailing at the time of sale;

            - at prices related to such market prices or at prices otherwise negotiated;

            - block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

            -     purchases by a broker or dealer as principal;

            - an exchange distribution in accordance with the rules of such exchange;

            - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

            -     short sales; or

            -     a combination of any of the above methods of sale.

         In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholders, or, if any broker-dealer acts as agent for the purchaser of the shares, from the purchaser, in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share. To the extent a broker-dealer is unable to sell a specified number of shares acting as agent for the selling stockholders, it will purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares as principal may resell the shares from time to time in transactions that may involve block transactions of the nature described above, in the over-the-counter market, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with resales, broker-dealers may pay to or receive from the purchasers of the shares commissions as described above.

         The selling stockholders may be deemed an "underwriter" as defined in the Securities Act of 1933 in connection with the sale of the shares offered by this prospectus. Any broker-dealers or agents that participate with the selling stockholders in sales of the shares may be considered to be "underwriters" within the meaning of the Securities Act in connection with sales in which they participate. If any broker-dealers or agents are considered to be "underwriters," then any commissions they receive and any profit on the resale of the shares purchased by them may be considered to be underwriting commissions or discounts under the Securities Act.

         From time to time the selling stockholders may engage in short sales, short sales against the box, puts and calls and other transactions in the common stock of SPSS, and may sell and deliver the shares in connection with these transactions or to settle securities loans. If the selling stockholders engage in such transactions, the price of our common stock may be affected. From time to time the selling stockholders may pledge their shares pursuant to the margin provisions of its agreements with its brokers. Upon a default by the selling stockholders, the broker may offer and sell the pledged shares from time to time.

         The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to the Securities Exchange Act of 1934 and the related rules and regulations, including Regulation M, to the extent it applies. The Exchange Act and related rules may limit the timing of purchases and sales of any of the shares by the selling stockholders or any other person that may affect the marketability of the shares. The selling stockholders also must comply with the applicable prospectus delivery requirements under the Securities Act of 1933 in connection with the sale or distribution of the shares.

         We are required to pay certain fees and expenses incident to the registration of the shares for resale by the selling stockholders.

         We have agreed to indemnify the selling stockholders in certain circumstances against certain liabilities, including liabilities under the Securities Act. The selling stockholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act.

         This offering will terminate on the date on which the selling stockholders have sold all shares offered by means of this prospectus.

                                  LEGAL MATTERS

         The legality of the shares of our common stock being offered by means of this reoffer prospectus has been passed on for SPSS by McGuireWoods LLP, Chicago, Illinois.

                                     EXPERTS

         The consolidated financial statements and schedule of SPSS as of December 31, 2001 and 2002 and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of Data Distilleries B.V. as of December 31, 2002 and 2001 and for the years then ended, incorporated in this prospectus by reference to the audited consolidated financial statements of Data Distilleries B.V. included in the Current Report on Form 8-K/A of SPSS Inc. dated January 19, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers Accountants N.V., independent auditors, given on the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed a registration statement on Form S-3 with the SEC under the Securities Act of 1933 to allow the selling stockholders to resell the common stock offered by means of this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information identified in the registration statement. For further information about us and the common stock offered by means of this prospectus, we refer you to the registration statement and the exhibits filed as a part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed.

         SPSS is subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934. In accordance with those requirements, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy any document we file at the SEC's public reference rooms at the following location:

                                   Judiciary Plaza
                                   450 Fifth Street, N.W.
                                   Room 1024
                                   Washington, D.C., 20549

         You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms and the procedure for obtaining copies.

         The documents that SPSS files with the SEC, including the registration statement, are also available to you on the SEC's web site and the SPSS website. You can log onto the SEC's web site at http://www.sec.gov and the SPSS website at http://www.spss.com.

                      INFORMATION INCORPORATED BY REFERENCE

         The SEC allows us to "incorporate by reference" the information that we file with it, which means that we can disclose important information to you by referring to those documents. As a result, you may need to review other documents filed by SPSS with the SEC to obtain more information. Information is incorporated into this prospectus in two ways. First, if information is contained in a document that SPSS filed with the SEC before the date of this prospectus, the document is specifically identified below. Second, all of the information provided in a periodic or other report or proxy statement filed by SPSS with the SEC after the date of this prospectus is incorporated by reference.

         The information contained in the documents we incorporate by reference is considered a part of this prospectus. Additionally, because information concerning SPSS, whether contained in this prospectus or in a document incorporated by reference, will be amended or superseded by more current information contained in later filed documents, the information that we file with the SEC after the date of this prospectus will update and supersede older information contained in, or incorporated by reference into, this prospectus.

         We incorporate by reference into this prospectus all the documents listed below:

            - The annual report of SPSS Inc. on Form 10-K filed with the SEC on April 2, 2003 for the fiscal year ended December 31, 2002;

            - The quarterly report of SPSS Inc. on Form 10-Q filed with the SEC on November 10, 2003 for the fiscal quarter ended September 30, 2003;

            - The quarterly report of SPSS Inc. on Form 10-Q filed with the SEC on August 13, 2003 for the fiscal quarter ended June 30, 2003;

            - The quarterly report of SPSS Inc. on Form 10-Q filed with the SEC on May 15, 2003 for the fiscal quarter ended March 31, 2003;

            - The current report of SPSS Inc. on Form 8-K, dated December 31, 2003, filed with the SEC on January 20, 2004;

            - The current report of SPSS Inc. on Form 8-K/A, dated November 5, 2003, filed with the SEC on January 20, 2004;

            - The current report of SPSS Inc. on Form 8-K, dated December 29, 2003, filed with the SEC on January 6, 2004;

            - The current report of SPSS Inc. on Form 8-K, dated November 5, 2003, filed with the SEC on November 18, 2003;

            - The current report of SPSS Inc. on Form 8-K, dated October 29, 2003, filed with the SEC on November 3, 2003;

            - The current report of SPSS Inc. on Form 8-K, dated October 28, 2003, filed with the SEC on October 30, 2003;

            - The current report of SPSS Inc. on Form 8-K, dated October 23, 2003, filed with the SEC on October 24, 2003;

            - The current report of SPSS Inc. on Form 8-K, dated October 1, 2003, filed with the SEC on October 15, 2003;

            - The current report of SPSS Inc. on Form 8-K, dated July 30, 2003, filed with the SEC on August 1, 2003;

            - The current report of SPSS Inc. on Form 8-K, dated July 29, 2003, filed with the SEC on July 31, 2003;

            - The current report of SPSS Inc. on Form 8-K, dated April 30, 2003, filed with the SEC on May 5, 2003;

            - The current report of SPSS Inc. on Form 8-K, dated April 30, 2003, filed with the SEC on May 2, 2003;

            - The proxy statement, filed with the SEC on May 19, 2003, for the SPSS annual meeting of stockholders held on June 18, 2003, except for the compensation committee report contained therein; and

            - The description of the common stock of SPSS, Inc. contained in its registration statement filed with the SEC on a Form 8-A dated August 4, 1993 pursuant to Section 12 of the Securities Exchange Act of 1934.

         In addition to the documents listed above, SPSS incorporates by reference into this prospectus all documents filed by SPSS with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and until all of the common stock being offered by means of this prospectus have been sold by the selling stockholders or the registration statement which SPSS has filed with the SEC relating to the common stock ceases to be effective.

         We will deliver a free copy of any document incorporated by reference into this prospectus but not delivered with this prospectus to anyone who receives this prospectus. Exhibits filed with the documents that are incorporated by reference into this prospectus will be delivered only if the exhibits have been specifically incorporated by reference. Requests for any of these documents may be made in writing or orally and should be directed to:
Chief Financial Officer, SPSS Inc., 233 South Wacker Drive, Chicago, Illinois 60606, (312) 651-3000.

         Neither SPSS nor the selling stockholders has authorized any dealer, salesman or any other person to give any information or to make any representations not contained in this prospectus. As a result, any information or representation not contained herein must not be relied upon as having been authorized by SPSS. Neither SPSS nor the selling stockholders is making an offer of the common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

         All selling stockholders that effect transactions in the shares of common stock offered by means of this prospectus are required to deliver a copy of their prospectus to any purchaser of the shares of common stock at or before the time a certificate representing the shares of common stock is delivered to the purchaser.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         We have agreed to bear the expenses of registering the shares for the selling stockholders under the federal and state securities laws. The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being offered. All amounts are estimated except the SEC registration fee.

SEC registration fee                           $   768.43
Printing expenses                              $    2,500
Legal fees and expenses                        $    7,000
Accounting fees and expenses                   $   10,000
Miscellaneous expenses                         $    2,000

Total                                          $22,268.43

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Certificate of Incorporation of SPSS provides for indemnification to the full extent permitted by the laws of the State of Delaware against and with respect to threatened, pending or completed actions, suits or proceedings arising from or alleged to arise from, a party's actions or omissions as a director, officer, employee or agent of SPSS or of any other corporation, partnership, joint venture, trust or other enterprise which has served in such capacity at the request of SPSS if the acts or omissions occurred or were or are alleged to have occurred, while said party was a director or officer of SPSS; provided, however, SPSS shall not indemnify any director or officer in an action against SPSS unless SPSS shall have consented to the action. Generally, under Delaware law, indemnification will only be available where an officer or director can establish that he/she acted in good faith and in a manner which was reasonably believed to be in or not opposed to the best interests of SPSS.

         Section 145 of the Delaware Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of the fact that the person was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses actually incurred by the person in connection with the action if the person acted in good faith and in a manner that the person reasonably believed to be in, or not opposed to, the best interest of the corporation with respect to any criminal action, and had no reasonable cause to believe his conduct was unlawful. Delaware Law does not permit a corporation to eliminate a director's duty of due care, and the provisions of the Certificate of Incorporation of SPSS have no effect on the availability of equitable remedies such as injunction or rescission, based upon a director's breach of the duty of care.

         SPSS maintains a director's and officer's liability insurance policy which indemnifies directors and officers for specified losses arising from a claim by reason of a wrongful act, as defined, under specified circumstances where SPSS does not provide indemnification.

ITEM 16. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS

            (a) Exhibits numbered in accordance with Item 601 of Regulation S-K (Note: Management contracts and compensatory plans or arrangements are identified with a "+" in the following list).

                                                                                                  Incorporation
Exhibit                                                                                            by Reference
Number                                 Description of Document                                   (if applicable)
------                                 -----------------------                                   ---------------
 2.1        Agreement and Plan of Merger among SPSS Inc., SPSS ACSUB, Inc., Clear                  (1), Ex. 2.1
            Software, Inc. and the shareholders named therein, dated September 23, 1996.

 2.2        Agreement and Plan of Merger among SPSS Inc., SPSS Acquisition Inc. and                (2), Annex A
            Jandel Corporation, dated October 30, 1996.

 2.3        Asset Purchase Agreement by and between SPSS Inc. and DeltaPoint, Inc.,               (16), Ex. 2.3
            dated as of May 1, 1997.

 2.4        Stock Purchase Agreement among the Registrant, Edward Ross, Richard Kottler,           (3), Ex. 2.1
            Norman Grunbaum, Louis Davidson and certain U.K.-Connected Shareholders or warrant holders of Quantime Limited named therein, dated as of September 30,
            1997, together with a list briefly identifying the contents of omitted schedules.

 2.5        Stock Purchase Agreement among the Registrant, Edward Ross, Richard Kottler,           (3), Ex. 2.2
            Norman Grunbaum, Louis Davidson and certain Non-U.K. Shareholders or warrant holders of Quantime Limited named therein, dated as of September 30, 1997, together with a list briefly identifying the contents of omitted schedules.

 2.6        Stock Purchase Agreement by and among SPSS Inc. and certain Shareholders of            (4), Ex. 2.1
            Quantime Limited listed on the signature pages thereto, dated
            November 21, 1997.

 2.7        Stock Purchase Agreement by and among Jens Nielsen, Henrik Rosendahl, Ole              (4), Ex. 2.2
            Stangegaard, Lars Thinggaard, Edward O'Hara, Bjorn Haugland, 2M Invest and
            the Shareholders listed on Exhibit A thereto, dated November 21, 1997.

 2.8        Stock Purchase Agreement by and among SPSS Inc. and the Shareholders of               (18), Ex. 2.1
            Integral Solutions Limited listed on the signature pages hereof, dated as of December 31, 1998.

 2.9        Share Purchase Agreement by and among SPSS Inc., Surveycraft Pty Ltd. and             (20), Ex. 2.9
            Jens Meinecke and Microtab Systems Pty Ltd., dated as of November 1, 1998.

                                                                                                  Incorporation
Exhibit                                                                                            by Reference
Number                                 Description of Document                                   (if applicable)
------                                 -----------------------                                   ---------------
 2.10       Stock Acquisition Agreement by and among SPSS Inc., Vento Software, Inc. and           (21), Ex. 2.1
            David Blyer, John Gomez and John Pappajohn, dated as of November 29, 1999.

 2.11       Asset Purchase Agreement by and between SPSS Inc. and DataStat, S.A., dated           (24), Ex. 2.11
            as of December 23, 1999.

 2.12       Agreement and Plan of Merger dated as of November 6, 2000, among SPSS Inc.,            (25), Ex. 2.1
            SPSS Acquisition Sub Corp., and ShowCase Corporation.

 2.13       Agreement and Plan of Merger dated as of October 28, 2001, among SPSS Inc.,           (29), Ex. 99.1
            Red Sox Acquisition Corp. and NetGenesis Corp.

 2.14       Stock Purchase Agreement by and among SPSS Inc., LexiQuest, S.A. and the              (33), Ex. 2.14
            owners of all of the issued and outstanding shares of capital stock of
            LexiQuest, S.A., dated as of January 31, 2002.

 2.15       Stock Purchase Agreement, dated as of November 4, 2003, by and among SPSS             (41), Ex. 2.15
            International, B.V., Data Distilleries B.V. and the owners of the share capital of Data Distilleries identified on Exhibit A thereto.

 3.1        Certificate of Incorporation of SPSS.                                                   (5), Ex. 3.2

 3.2        By-Laws of SPSS.                                                                        (5), Ex. 3.4

10.1        Employment Agreement with Jack Noonan.+                                                (8), Ex. 10.1

10.2        Agreement with Valletta.+                                                              (6), Ex. 10.2

10.3        Agreement between SPSS and Prentice Hall.                                              (6), Ex. 10.5

10.4        Intentionally omitted.

10.5        HOOPS Agreement.                                                                       (6), Ex. 10.7

10.6        Stockholders Agreement.                                                                (5), Ex. 10.8

10.7        Agreements with CSDC.                                                                  (5), Ex. 10.9

10.8        Amended 1991 Stock Option Plan.+                                                      (5), Ex. 10.10

                                                                                                  Incorporation
Exhibit                                                                                            by Reference
Number                                 Description of Document                                   (if applicable)
------                                 -----------------------                                   ---------------
10.9        SYSTAT Asset Purchase Agreement.                                                       (9), Ex. 10.9

10.10       1994 Bonus Compensation.+                                                            (10), Ex. 10.11

10.11       Lease for Chicago, Illinois Office.                                                  (10), Ex. 10.12

10.12       Amendment to Lease for Chicago, Illinois Office.                                     (10), Ex. 10.13

10.13       1995 Equity Incentive Plan.+                                                         (11), Ex. 10.14

10.14       1995 Bonus Compensation.+                                                            (12), Ex. 10.15

10.15       Amended and Restated 1995 Equity Incentive Plan.+                                    (13), Ex. 10.17

10.16       1996 Bonus Compensation.+                                                            (14), Ex. 10.18

10.17       Software Distribution Agreement between SPSS Inc. and Banta Global Turnkey.          (14), Ex. 10.19

10.18       Lease for Chicago, Illinois in Sears Tower.                                          (15), Ex. 10.20

10.19       1997 Bonus Compensation.+                                                            (17), Ex. 10.21

10.20       Intentionally Omitted.

10.21       Second Amended and Restated 1995 Equity Incentive Plan.+                                 (19), Ex. A

10.22       1998 Bonus Compensation.+                                                            (20), Ex. 10.23

10.23       Third Amended and Restated 1995 Equity Incentive Plan.+                               (22), Ex. 10.1

10.24       Intentionally Omitted.

10.25       Intentionally Omitted.

10.26       1999 Bonus Compensation.+                                                            (24), Ex. 10.27

10.27       2000 Equity Incentive Plan.+                                                         (26), Ex. 10.45

10.28       SPSS Qualified Employee Stock Purchase Plan.+                                        (26), Ex. 10.46

10.29       SPSS Nonqualified Employee Stock Purchase Plan.+                                     (26), Ex. 10.47

10.30       2000 Bonus Compensation.+                                                            (27), Ex. 10.30

                                                                                                  Incorporation
Exhibit                                                                                            by Reference
Number                                 Description of Document                                   (if applicable)
------                                 -----------------------                                   ---------------
10.31       Stock Purchase Agreement by and between SPSS Inc. and Siebel Systems, Inc.           (28), Ex. 10.31

10.32       1999 Employee Equity Incentive Plan.+                                                  (30), Ex. 4.1

10.33       Intentionally Omitted

10.34       Intentionally Omitted

10.35       SPSS Inc. 2002 Equity Incentive Plan.+                                                 (34), Ex. 4.1

10.36       Intentionally Omitted.

10.37       Intentionally Omitted.

10.38       Intentionally Omitted.

10.39       Intentionally Omitted.

10.40       Intentionally Omitted.

10.41       Intentionally Omitted.

10.42       Intentionally Omitted

10.43       Loan and Security Agreement, dated as of March 31, 2003, by and between SPSS         (37), Ex. 10.43
            Inc. and each of the subsidiaries of SPSS that may become additional borrowers, as Borrower, and Foothill Capital Corporation, as Lender.

10.44       Amendment to Stock Purchase Agreement, dated as of October 1, 2003, by and           (39), Ex. 10.44
            between SPSS Inc. and America Online, Inc.

10.45       Amended and Restated Strategic Online Research Services Agreement, dated as          (39), Ex. 10.45
            of October 1, 2003, by and between SPSS Inc. and America Online, Inc.

10.46       Consulting Agreement, dated as of June 1, 2003, by and between SPSS Inc. and         (40), Ex. 10.46
            Norman H. Nie Consulting, L.L.C.

                                                                                                  Incorporation
Exhibit                                                                                            by Reference
Number                                 Description of Document                                   (if applicable)
------                                 -----------------------                                   ---------------
21.1        Subsidiaries of SPSS.                                                                 (35), Ex. 21.1

23.1        Consent of KPMG LLP.

23.2        Consent of PricewaterhouseCoopers Accountants N.V.

23.3        Consent of McGuire Woods LLP (Included in Exhibit 5.1).

24.1        Power of Attorney (Included in the Signature Page to this Registration
            Statement).

99.1        SPSS Inc. Code of Business Conduct and Ethics                                         (38), Ex. 99.1

(1) Previously filed with the SPSS Report on Form 8-K, dated September 26, 1996, filed on October 11, 1996, as amended on Form 8-K/A-1, filed November 1, 1996. (File No. 000-22194)

(2) Previously filed with Amendment No. 1 to Form S-4 Registration Statement of SPSS Inc. filed on November 7, 1996. (File No. 333-15427)

(3) Previously filed with the SPSS Report on Form 8-K, dated September 30, 1997, filed on October 15, 1997. (File No. 000-22194)

(4) Previously filed with the Form S-3 Registration Statement of SPSS Inc. filed on November 26, 1997. (File No. 333-41207)

(5) Previously filed with Amendment No. 2 to Form S-1 Registration Statement of SPSS Inc. filed on August 4, 1993. (File No. 33-64732)

(6) Previously filed with Amendment No. 1 to Form S-1 Registration Statement of SPSS Inc. filed on July 23, 1993. (File No. 33-64732)

(7) Previously filed with Form 10-Q Quarterly Report of SPSS Inc. for the Quarterly period ended September 30, 1993. (File No. 000-22194)

(8) Previously filed with the Form S-1 Registration Statement of SPSS Inc. filed on June 22, 1993. (File No. 33-64732)

(9) Previously filed with the Form S-1 Registration Statement of SPSS Inc. filed on December 5, 1994. (File No. 33-86858)

(10) Previously cited with the Form 10-K Annual Report of SPSS Inc. for the year ended December 31, 1994. (File No. 000-22194)

(11)     Previously filed with the SPSS 1995 Proxy Statement. (File No.
         000-22194)

(12) Previously filed with the Form 10-K Annual Report of SPSS Inc. for the year ended December 31, 1995. (File No. 000-22194)

(13)     Previously filed with the SPSS 1996 Proxy Statement. (File No.
         000-22194)

(14) Previously filed with the Form 10-K Annual Report of SPSS Inc. for the year ended December 31, 1996. (File No. 000-22194)

(15) Previously filed with the Form 10-Q Quarterly Report of SPSS Inc. for the quarterly period ended March 31, 1997. (File No. 000-22194)

(16) Previously filed with the Form 10-Q Quarterly Report of SPSS Inc. for the quarterly period ended June 30, 1997. (File No. 000-22194)

(17) Previously filed with the Form 10-K Annual Report of SPSS Inc. for the year ended December 31, 1997. (File No. 000-22194)

(18) Previously filed with the SPSS Report on Form 8-K, dated December 31, 1998, filed on January 15, 1999, as amended on Form 8-K/A filed March 12, 1999. (File No. 000-22194)

(19)     Previously filed with the SPSS 1998 Proxy Statement. (File No.
         000-22194)

(20) Previously filed with the Form 10-K Annual Report of SPSS Inc. for the year ended December 31, 1998. (File No. 000-22194)

(21) Previously filed with SPSS Inc. Report on Form 8-K, dated November 29, 1999, filed December 10, 1999. (File No. 000-22194)

(22) Previously filed with the Form 10-Q Quarterly Report of SPSS Inc. for the quarterly period ended June 30, 1999. (File No. 000-22194)

(23)     Intentionally Omitted.

(24) Previously filed with the Form 10-K Annual Report of SPSS Inc. for the year ended December 31, 1999. (File No. 000-22194)

(25) Previously filed with SPSS Inc. Report on Form 8-K, filed November 15, 2000. (File No. 000-22194)

(26) Previously filed with the Form S-4 Registration Statement of SPSS Inc. filed on December 19, 2000. (File No. 333-52216)

(27) Previously filed with the Form 10-K Annual Report of SPSS Inc. for the year ended December 31, 2000. (File No. 000-22194)

(28) Previously filed with the Form S-3 Registration Statement of SPSS Inc. filed on October 9, 2001. (File No. 33-71236)

(29) Previously filed with SPSS Inc. Report on Form 8-K, dated October 28, 2001, filed on October 29, 2001. (File No. 000-22194)

(30) Previously filed with the Form S-8 Registration Statement of SPSS Inc. filed on September 15, 2000. (File No. 333-45900)

(31) Previously filed with the Form S-3 Registration Statement of SPSS Inc. filed on December 12, 2001. (File No. 333-74944)

(32) Previously filed with SPSS Inc. Report on Form 8-K/A (Amendment No. 1) filed on December 12, 2001. (File No. 000-22194)

(33) Previously filed with SPSS Inc. Report on Form 8-K, dated February 6, 2002, filed on February 21, 2002. (File No. 000-22194)

(34) Previously filed with the Form S-8 Registration Statement of SPSS Inc. filed on June 18, 2002. (File No. 333-90694)

(35)     Intentionally Omitted

(36)     Intentionally Omitted

(37) Previously filed with the Form 10-K Annual Report of SPSS Inc. for the year ended December 31, 2002. (File No. 000-22194)

(38) Previously filed with the Form 10-Q Quarterly Report of SPSS Inc. for the quarterly period ended June 30, 2003. (File No. 000-22194)

(39) Previously filed with SPSS Inc. Report on Form 8-K, dated October 1, 2003, filed on October 15, 2003. (File No. 000-22194)

(40) Previously filed with the Form 10-Q Quarterly Report of SPSS Inc. for the quarterly period ended September 30, 2003 (File No. 000-22194).

(41) SPSS Inc. Report on Form 8-K, dated November 5, 2003, filed on November 18, 2003 (File No. 000-22194)

ITEM 17. UNDERTAKINGS

         (a)      SPSS hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to this information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply to this registration statement on Form S-3 if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of these securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of these securities at that time shall be deemed to be the initial bona fide offering thereof.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling SPSS under the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of SPSS in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether this indemnification by SPSS is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, SPSS certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on January 30, 2004.

                                           SPSS INC.

                                           By: /s/ Jack Noonan
                                               ---------------------------------
                                           Jack Noonan
                                           President and Chief Executive Officer

                                POWER OF ATTORNEY

         KNOWN TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints Jack Noonan and Edward Hamburg, or any one of them, his true and lawful attorney-in-fact and agent, each with full power of substitution for such person and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                                        Title                                      Date
         ---------                                        -----                                      ----
/s/ Norman H. Nie                          Chairman of the Board of Directors                  January 30, 2004
----------------------------
Norman H. Nie

/s/ Jack Noonan                          President, Chief Executive Officer and                January 30, 2004
----------------------------                            Director
Jack Noonan

/s/ Edward Hamburg                         Executive Vice President, Corporate                 January 30, 2004
----------------------------                           Operations,
Edward Hamburg                            Chief Financial Officer and Secretary

/s/ Robert Brinkmann                     Vice President, Finance and Controller,               January 30, 2004
----------------------------             Chief Accounting Officer and Assistant
Robert Brinkmann                                      Secretary


/s/ Charles R. Whitchurch                             Director                                 January 30, 2004
----------------------------
Charles R. Whitchurch

/s/ Merritt Lutz                                      Director                                 January 30, 2004
----------------------------
Merritt Lutz

/s/ Michael Blair                                     Director                                 January 30, 2004
----------------------------
Michael Blair

/s/ Kenneth Holec                                     Director                                 January 30, 2004
----------------------------
Kenneth Holec

/s/ Promod Haque                                      Director                                 January 30, 2004
----------------------------
Promod Haque

/s/ William Binch                                     Director                                 January 30, 2004
----------------------------
William Binch

                                    SPSS INC.

                                  EXHIBIT INDEX

Exhibit No.                           Description
-----------                           -----------
    5.1         Opinion of McGuireWoods LLP

   23.1         Consent of KPMG LLP

   23.2         Consent of PricewaterhouseCoopers Accountants N.V.

   23.3         Consent of McGuireWoods LLP (Included in Exhibit 5.1)

   24.1         Power of Attorney (Included in the Signature Page to this
                Registration Statement).